Exhibit 23.4

The Board of Directors
The National Titanium Dioxide Company Limited - Cristal
P.O. Box 13586
Jeddah 21414
Kingdom of Saudi Arabia

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 filed on October 2, 2017 and related Prospectus of Tronox Limited and to the incorporation by reference therein, of our report dated June 22, 2017 with respect to the consolidated financial statements of The National Titanium Dioxide Company Limited (the “Company”) and its subsidiaries as of December 31, 2015, included in Tronox Limited’s Definitive Proxy Statement on Schedule 14A, dated August 31,  2017.

Ernst & Young
/s/ Ahmed I. Reda
Certified Public Accountant
License No. 356
Jeddah, Kingdom of Saudi Arabia

October 2, 2017